Exhibit 10.3
FORM OF
EMPLOYEE MATTERS AGREEMENT
by and between
PEABODY ENERGY CORPORATION
and
PATRIOT COAL CORPORATION
Dated                      ___, 2007

ii

EMPLOYEE MATTERS AGREEMENT
     This EMPLOYEE MATTERS AGREEMENT (the “Agreement”) is entered into                      ___, 2007, by and between Peabody Energy Corporation, a Delaware corporation (“PEC”), and Patriot Coal Corporation (“Patriot”), a Delaware corporation (“Patriot”) (each a “Party” and together the “Parties”).
RECITALS
     WHEREAS, PEC, acting through its direct and indirect Subsidiaries, currently conducts several businesses in the coal industry;
     WHEREAS, the Board of Directors of PEC has determined that it is appropriate, desirable and in the best interests of PEC and its shareholders to separate PEC into two separate, independent, publicly traded companies by creating Patriot and distributing a portion of PEC’s coal mining business to Patriot. The remainder of the PEC businesses will continue to be owned and conducted, directly or indirectly, by PEC;
     WHEREAS, to effectuate the distribution, the Parties entered into that certain Separation Agreement, Plan of Reorganization and Distribution dated of even date herewith (the “Separation Agreement”); and
     WHEREAS, pursuant to the Separation Agreement, PEC and Patriot have agreed to enter into this Agreement for the purpose of allocating between and among them assets, liabilities and responsibilities with respect to certain non-collectively-bargained employee compensation and benefit plans and arrangements;
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
     Section 1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Separation Agreement. The following terms shall have the following meanings:
     “Adjusted PEC Option” shall have the meaning assigned thereto in Section 5.1(a) of this Agreement.
     “Adjusted PEC Performance Units” shall have the meaning assigned thereto in Section 5.3(a) of this Agreement.
     “Agreement” shall have the meaning assigned thereto in the preamble to this Agreement.

     “Benefit Plan” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, performance units, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-person life insurance or other employee benefit plan, program, arrangement, agreement or commitment that covers non-collectively-bargained employees, including any “employee benefit plan” (as defined in ERISA Section 3(3)) sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).
     “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608, together with all regulations in effect thereunder.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Detrimental Conduct Provisions” means any provisions that proscribe conduct of PEC Employees, Patriot Employees, or former PEC Employees in their capacity as such, whether set forth in outstanding awards issued under the PEC Stock Plans or otherwise, in each case as in effect from time to time.
     “Distribution” means the distribution to the holders of PEC Common Stock of all of the outstanding shares of Patriot Common Stock at the rate of one share of Patriot Common Stock for every ten shares of PEC Common Stock outstanding as of the Record Date.
     “Distribution Date” means the date upon which the distribution described in the Separation Agreement shall be effective, as defined in the Separation Agreement.
     “DOL” means the United States Department of Labor.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
     “IRS” means the United States Internal Revenue Service.
     “Parties” shall have the meaning assigned thereto in the preamble to this Agreement.
     “Patriot” shall have the meaning assigned thereto in the preamble to this Agreement.
     “Patriot 401(k) Plan” shall have the meaning assigned thereto in Section 3.1(a) of this Agreement.
     “Patriot Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the Patriot Group as such Group is constituted on or after the Distribution Date.

     “Patriot Common Stock” means the outstanding shares of common stock, $0.01 par value, of Patriot.
     “Patriot Employee” means any individual who is employed by or will be employed by Patriot or any member of the Patriot Group, including active employees and employees on vacation and approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, short- or long-term disability leave, leave under the Family Medical Leave Act and other approved leave).
     “Patriot Participant” means any individual who, following the Distribution Date, is a Patriot Employee or a beneficiary, dependent or alternate payee of a Patriot Employee.
     “Patriot Reimbursement Account Plan” shall have the meaning assigned thereto in Section 4.2(a) of this Agreement.
     “Patriot Retiree Medical Program” shall have the meaning assigned thereto in Section 4.3(a) of this Agreement.
     “Patriot Senior Management Employee” means a member of the Patriot senior executive team designated by PEC who transfers employment from PEC to Patriot as of the Distribution Date and is party to a transition letter agreement with PEC.
     “Patriot Service Plans” means, collectively, the Patriot 401(k) Plan and the Patriot Welfare Plans to the extent eligibility for or the level of benefits thereunder depends on length of service, including the Patriot vacation, short-term disability and retiree medical programs.
     “Patriot Stock Plan” shall have the meaning assigned thereto in Section 2.4 of this Agreement.
     “Patriot Supplemental Defined Contribution Plan” shall have the meaning assigned thereto in Section 3.2(b) of this Agreement.
     “Patriot Welfare Plans” shall have the meaning assigned thereto in Section 4.1(a) of this Agreement.
     “PEC” shall have the meaning assigned thereto in the preamble to this Agreement.
     “PEC 401(k) Plan” means the Peabody Investments Corp. Employee Retirement Account.
     “PEC Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the PEC Group as such Group is constituted on or after the Distribution Date.
     “PEC Common Stock” means the outstanding shares of common stock, $0.01 par value, of PEC.
     “PEC Employee” means any individual who is employed by or will be employed by PEC or any member of the PEC Group, including active employees and employees on vacation and approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, short- or long-term disability leave, leave under the Family Medical Leave Act and other approved leave).
     “PEC ESPP” means the Peabody Energy Corporation Employee Stock Purchase Plan.
     “PEC Option” means an option to purchase shares of PEC Common Stock granted pursuant to one of the PEC Stock Plans.
     “PEC Participant” means any individual who, following the Distribution Date, is a PEC Employee, a former PEC Employee or a beneficiary, dependent or alternate payee of any of the foregoing.
     “PEC Performance Unit” means a unit granted by PEC or one of its affiliates pursuant to one of the PEC Stock Plans representing a general unsecured promise by PEC or one of its affiliates to deliver a share of PEC Common Stock (or the cash equivalent) upon the satisfaction of one or more performance-based vesting requirements.
     “PEC Reimbursement Account Plan” shall have the meaning assigned thereto in Section 4.2(a) of this Agreement.
     “PEC Restricted Share” means a share of PEC Common Stock granted by PEC or one of its affiliates pursuant to one of the PEC Stock Plans which is subject to a vesting requirement or other restriction.
     “PEC Retiree Medical Allowance” shall have the meaning assigned thereto in Section 4.3(a) of this Agreement.
     “PEC Pension Plan” means the Peabody Investments Corp. Retirement Plan for Salaried Employees.
     “PEC SERA” shall have the meaning assigned thereto in Section 3.2(a) of this Agreement.
     “PEC Service Plans” means, collectively, the PEC Pension Plan, the PEC 401(k) Plan and the PEC Welfare Plans to the extent eligibility for or the level of benefits thereunder depends on length of service, including the PEC vacation, short-term disability and retiree medical programs.
     “PEC Stock Plans” means, collectively, the Peabody Energy Corporation 2004 Long-Term Equity Incentive Plan, the Peabody Energy Corporation Long-Term Equity Incentive Plan, the 1998 Stock Purchase and Option Plan for Key Employees of P&L Coal Holdings Corporation, the Peabody Energy Corporation Equity Incentive Plan for Non-Employee Directors and any other stock option or stock incentive compensation plan or arrangement maintained before the Distribution Date for employees, officers, or non-employee directors of PEC or its affiliates, as amended.

     “PEC Welfare Plans” shall have the meaning assigned thereto in Section 4.1(a) of this Agreement.
     “Separation Agreement” shall have the meaning assigned thereto in the recitals to this Agreement.
     “Service Crediting Date” means the date on which a PEC Employee who participates in any of the PEC Service Plans becomes employed by a member of the Patriot Group (a) immediately following employment with the PEC Group and (b) within one (1) year after the Distribution Date (or such later date as mutually agreed to by the Parties), as further described in Section 2.3(a) of this Agreement.
     “Subsequent Patriot Employee” means an individual who becomes employed by Patriot or any member of the Patriot Group (a) later than the Distribution Date but within one (1) year after the Distribution Date (or such later date as mutually agreed to by the parties) and (b) immediately following employment with the PEC Group.
     Section 1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.
ARTICLE 2
GENERAL PRINCIPLES
     Section 2.1 Assumption and Retention of Liabilities.
     (a) As of the Effective Time, except as otherwise expressly provided for in this Agreement, the Liability Assumption Agreements, or any other agreement by and between the Parties and/or their affiliates, PEC shall, or shall cause one or more members of the PEC Group to, retain and PEC hereby agrees to pay, perform, fulfill and discharge, in due course in full: (i) all Liabilities under all PEC Benefit Plans; and (ii) any other Liabilities or obligations expressly assigned to PEC or any of its affiliates under this Agreement.
     (b) As of the Effective Time, except as otherwise expressly provided for in this Agreement, the Liability Assumption Agreements, or any other agreement by and between the Parties and/or their affiliates, Patriot shall, or shall cause one or more members of the Patriot Group to, retain or assume and Patriot hereby agrees to pay, perform, fulfill and discharge, in due course in full: (i) all Liabilities under all Patriot Benefit Plans; and (ii) any other Liabilities or obligations expressly assigned to Patriot or any of its affiliates under this Agreement.

     (c) From time to time after the Distribution Date, Patriot shall promptly reimburse PEC, upon PEC’s reasonable request and the presentation by PEC of such substantiating documentation as Patriot shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by PEC or its affiliates that are, or that have been made pursuant to this Agreement, the responsibility of Patriot or any of its affiliates. Except as otherwise provided in this Agreement, any such request for reimbursement must be made by PEC not later than the first anniversary of the Distribution Date.
     (d) From time to time after the Distribution Date, PEC shall promptly reimburse Patriot, upon Patriot’s reasonable request and the presentation by Patriot of such substantiating documentation as PEC shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by Patriot or its affiliates that are, or that have been made pursuant to this Agreement, the responsibility of PEC or any of its affiliates. Except as otherwise provided in this Agreement, any such request for reimbursement must be made by Patriot not later than the first anniversary of the Distribution Date.
     Section 2.2 Patriot Employee Participation in PEC Benefit Plans. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, effective as of the Distribution Date (or a Patriot Employee’s later date of separation from service with the PEC Group) each Patriot Employee and any other Patriot service provider (including any individual who is an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker of any member of the Patriot Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Patriot Group) shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights (other than to benefits that have accrued and vested by the Distribution Date or, if later, the Patriot Employee’s date of separation from service with the PEC Group) under any PEC Benefit Plan, and PEC and Patriot shall take all necessary action to effectuate each such cessation.
     Section 2.3 Service Credit. Except as otherwise expressly provided in this Agreement or as otherwise expressly agreed to in writing between the Parties, Patriot (acting directly or through its affiliates) shall cause the Patriot Service Plans to provide each PEC Employee who becomes a Patriot Participant credit for purposes of eligibility, vesting, determination of benefit levels, and, to the extent applicable, benefit accruals under the Patriot Service Plans for such Patriot Participant’s service with any member of the PEC Group, in accordance with subsections (a) and (b) below, to the same extent such service was recognized by the applicable PEC Service Plan; provided that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.
     (a) If a PEC Employee who participates in any of the PEC Service Plans (i) becomes employed by a member of the Patriot Group within one (1) year after the Distribution Date (or such later date as mutually agreed to by the Parties) (the “Service Crediting Date”), and (ii) such PEC Employee was continuously employed by the PEC Group from a date before the Distribution Date until immediately before the date such PEC Employee commences active employment with a member of the Patriot Group, then such PEC Employee’s service with the PEC Group shall be recognized for purposes of eligibility, vesting and level of benefits under the appropriate Patriot Service Plans, in each case to the same extent as such PEC Employee’s service with the PEC Group was recognized under the corresponding PEC Service Plans.
     (b) If a PEC Employee who participates in any of the PEC Service Plans becomes employed by a member of the Patriot Group either (i) after the Service Crediting Date or (ii) without having been continuously employed by the PEC Group from a date before the Distribution Date until immediately before the date such PEC Employee commences active employment with a member of the Patriot Group, then, except to the extent required by applicable Law, such individual’s service with the PEC Group will not be recognized for any purpose under any Patriot Service Plan.
     Section 2.4 Approval of Patriot Plans by PEC as Sole Shareholder. Effective before the Distribution Date, Patriot shall adopt the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan (the “Patriot Stock Plan”), which shall permit the issuance of long-term incentive awards that have material terms and conditions substantially similar to the long-term incentive awards issued under the Peabody Energy Corporation 2004 Long-Term Equity Incentive Plan. The Patriot Stock Plan and the annual incentive plan adopted by Patriot in accordance with Section 6.1(b) of this Agreement shall be approved prior to the Distribution Date by a PEC affiliate as Patriot’s sole shareholder.
ARTICLE 3
RETIREMENT PLANS
     Section 3.1 PEC and Patriot 401(k) Plans.
     (a) Patriot 401(k) Plan. Effective as of the Distribution Date, Patriot shall, or shall cause one of its affiliates to, establish a defined contribution retirement plan and trust for the benefit of Patriot Participants (the “Patriot 401(k) Plan”). Patriot shall be responsible for taking all necessary, reasonable and appropriate action to establish, maintain and administer the Patriot 401(k) Plan so that it is qualified under Code Section 401(a) and the trust thereunder is exempt under Code Section 501(a). Patriot (acting directly or through its affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the Patriot 401(k) Plan.
     (b) Transfer of PEC 401(k) Plan Assets. Not later than thirty (30) days after the Distribution Date (or at such later time as mutually agreed in writing by the Parties), PEC shall cause the accounts (including any outstanding loan balances and any employer contribution accounts, vested or unvested) in the PEC 401(k) Plan attributable to Patriot Participants who are employed as of the transfer date and all of the assets in the PEC 401(k) Plan related thereto to be transferred (based on the investments, including PEC Common Stock, in place on or as soon as administratively practicable before the transfer date) to the Patriot 401(k) Plan, and Patriot shall cause the Patriot 401(k) Plan to accept such transfer of accounts and underlying assets and, effective as of the date of such transfer, to assume and to fully perform, pay and discharge all obligations of the PEC 401(k) Plan relating to the accounts of Patriot Participants as of the transfer date, to the extent the assets related to those accounts are actually transferred from the PEC 401(k) Plan to the Patriot 401(k) Plan. The transfer of assets shall be conducted in accordance with Code Section 414(l), Treasury Regulation Section 1.414(1)-1, and ERISA Section 208. The PEC 401(k) Plan accounts of individuals who become Patriot Participants after the Distribution Date that are not transferred to the Patriot 401(k) Plan pursuant to the procedure described above shall be governed by the regular terms of the PEC 401(k) Plan.
     (c) Continuation of Elections. As of the Distribution Date, Patriot (acting directly or through its affiliates) shall cause the Patriot 401(k) Plan to recognize and maintain PEC 401(k) Plan elections or designations, including participant deferral elections (to the extent possible), investment elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to Patriot Participants, to the extent such elections or designations are available under the Patriot 401(k) Plan and continued pursuant to procedures adopted under the Patriot 401(k) Plan. With respect to Patriot Participant elections to invest in PEC Common Stock, the Patriot 401(k) Plan will invest new deferral amounts covered by such elections in the appropriate default target retirement fund under the Patriot 401(k) Plan and Patriot Participants may change the investment of such amounts in accordance with Patriot 401(k) Plan procedures. The PEC Common Stock investment alternative shall remain available under the Patriot 401(k) Plan for up to two years (as determined by the Patriot 401(k) Plan fiduciaries in their sole discretion) only with respect to accounts transferred from the PEC 401(k) Plan as described in paragraph (b) above and only to the extent that such accounts are invested in PEC Common Stock at the time of the transfer. A Patriot Common Stock investment alternative may be made available under the Patriot 401(k) Plan at a later date.
     (d) Form 5310-A. No later than thirty (30) days prior to the Distribution Date, PEC shall, if necessary, file IRS Form 5310-A regarding the transfer of Assets and Liabilities from the PEC 401(k) Plan to the Patriot 401(k) Plan as discussed in this Article 3.
     (e) Contributions through the Distribution Date; Performance Contributions. All contributions payable to the PEC 401(k) Plan through the Distribution Date with respect to employee deferrals and contributions for PEC Employees who become Patriot Employees as of the Distribution Date, determined in accordance with the terms and provisions of the PEC 401(k) Plan, ERISA and the Code, shall be paid by PEC (or its affiliate) to the PEC 401(k) Plan prior to the date of the asset transfer described in paragraph (b) above. With respect to the performance contributions that could have been earned during calendar year 2007 by PEC Employees (i) who become Patriot Employees in connection with the Distribution, (ii) for whom the 2007 performance contribution liability resides with an entity that does not operate the Patriot Business (as defined in the Separation Agreement), and (iii) who remain employed with the Patriot Group on December 31, 2007, PEC shall determine, in accordance with regular plan procedures, the performance contribution amount each such Patriot Employee could have received under the PEC 401(k) Plan, based on PEC’s performance and such individual’s pro-rated PEC salary for the year, and shall remit that amount in cash to Patriot at the same time performance contributions are deposited into the PEC 401(k) Plan. Patriot shall deposit the corresponding amount into the Patriot 401(k) Plan account of the affected Patriot Employee as soon as administratively feasible following receipt.
     The Patriot Group shall fund and deposit into the Patriot 401(k) Plan the 2007 performance contributions on behalf of PEC Employees who become Patriot Employees in connection with the Distribution and for whom the performance contribution liability resides with an entity that operates the Patriot Business (as listed in Exhibit A to the Separation Agreement).
     Section 3.2 PEC and Patriot Supplemental Defined Contribution Plans.
     (a) PEC Supplemental Employee Retirement Account Plan. Following the Distribution Date, the PEC Group shall retain all obligations and Liabilities under, or with respect to, the Peabody Investments Corp. Supplemental Employee Retirement Account (the “PEC SERA”). Any rights of Patriot Employees earned under the PEC SERA before the Distribution Date or their later date of separation from service with the PEC Group shall remain with the PEC SERA and shall be governed by the terms and conditions of the PEC SERA documents. Individuals, including Patriot Employees, who separate from service with the PEC Group become eligible for distribution of their benefits under the PEC SERA in accordance with the plan terms and administrative procedures.
     (b) Patriot Supplemental Defined Contribution Plan. Effective on or about the Distribution Date, Patriot shall, or shall cause one of its affiliates to, establish a non-qualified defined contribution plan that is substantially comparable to the PEC SERA as in effect immediately prior to the Distribution Date to benefit, on a prospective basis, Patriot Participants who participated in the PEC SERA immediately prior to the Distribution Date and other eligible Patriot Employees (the “Patriot Supplemental Defined Contribution Plan”).
     Section 3.3 PEC Defined Benefit Retirement Plans. Following the Distribution Date, the PEC Group shall retain all obligations and Liabilities under, or with respect to, any PEC or PEC Group qualified or non-qualified defined benefit retirement plan. Any rights of Patriot Employees earned under any such defined benefit retirement plan before the Distribution Date or their later date of separation from service with the PEC Group shall remain with such defined benefit retirement plan and shall be governed by the terms and conditions of the applicable plan documents. Individuals, including Patriot Employees, who separate from service with the PEC Group become eligible for distribution of their benefits under the PEC Group qualified and non-qualified defined benefit retirement plans in accordance with the plan terms and administrative procedures.
     Section 3.4 PEC Notice to Patriot of Benefit Distributions. The PEC Group agrees to notify the Patriot human resources department, unless otherwise prohibited by law, of benefit distribution elections submitted by Patriot Employees under the PEC SERA or a PEC Group qualified or non-qualified defined benefit retirement plan within sixty (60) days after the PEC Group receives such elections.

ARTICLE 4
HEALTH AND WELFARE PLANS
     Section 4.1 Patriot Welfare Plans.
     (a) Establishment of Patriot Welfare Plans. Effective as of the Distribution Date, Patriot shall, or shall cause a Patriot affiliate to, establish health and welfare benefit plans for the benefit of eligible Patriot Participants (the “Patriot Welfare Plans”), the terms of which are substantially comparable to the applicable terms of the PEC health and welfare benefit plans as in effect immediately prior to the Distribution Date (the “PEC Welfare Plans”).
     (b) Terms of Participation in Patriot Welfare Plans. Patriot (acting directly or through its affiliates) shall cause all Patriot Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to Patriot Participants, other than limitations that were in effect with respect to participants as of the Distribution Date under the PEC Welfare Plans, and (ii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Patriot Participant following the Distribution Date to the extent such Patriot Participant had satisfied any similar limitation under the analogous PEC Welfare Plan.
     Section 4.2 Reimbursement Account Plan.
     (a) Patriot Reimbursement Account Plan. Effective as of the Distribution Date, Patriot shall, or shall cause a Patriot affiliate to, establish a health and dependent care reimbursement account plan (the “Patriot Reimbursement Account Plan”) with features that are comparable to those contained in the health and dependent care reimbursement account plan maintained by PEC (or its affiliate) immediately prior to the Distribution Date (the “PEC Reimbursement Account Plan”). The account balance under the PEC Reimbursement Account Plan of any PEC Participant who transfers to employment with the Patriot Group directly from employment with the PEC Group during the period beginning on the Distribution Date and ending on the Service Crediting Date shall be transferred within a reasonable period to the Patriot Reimbursement Account Plan on behalf of that participant and shall thereafter be administered in accordance with the terms of the Patriot Reimbursement Account Plan. If a PEC Participant whose health reimbursement account is transferred to the Patriot Reimbursement Account Plan has received health reimbursements that exceed the amount he or she has contributed to the health reimbursement account as of the transfer date, Patriot (or its affiliate) shall collect that Patriot Employee’s payroll contributions in accordance with the Patriot Reimbursement Account Plan procedures and remit them on a monthly basis to PEC until PEC has recouped the total health reimbursements paid to or for that PEC Participant under the PEC Reimbursement Account Plan for the year; provided that such contributions and remittances will cease upon the Patriot Employee’s cessation of participation in the Patriot Reimbursement Account Plan. The PEC Reimbursement Account Plan balance of any PEC Participant who transfers to employment with the Patriot Group after the Service Crediting Date shall be handled in accordance with the terms and procedures of the PEC Reimbursement Account Plan.

     PEC shall administer the Patriot Reimbursement Account Plan from the Distribution Date through December 31, 2007 (including the claims run-out period following the end of the plan year) and shall submit a monthly written invoice to Patriot detailing the reimbursement claims and administrative fees incurred on Patriot’s behalf under the Patriot Reimbursement Account Plan during that period. Patriot shall be liable for such amounts and shall pay such invoices within thirty (30) business days after receipt. Patriot shall have the right, at its own expense and upon reasonable notice to PEC, to audit, or to cause an inspection body selected by Patriot and composed of members with appropriate professional qualifications to audit, such invoices in a commercially reasonable manner during normal PEC business hours, not more frequently than once each calendar quarter.
     (b) PEC Reimbursement Account Plan. PEC shall retain the Liability for administering under the PEC Reimbursement Account Plan all reimbursement claims of PEC Participants (including PEC Participants who participate in the PEC Reimbursement Account Plan before becoming Patriot Employees) arising through and after the Distribution Date, within the timeframes applicable under the plan terms.
     Section 4.3 Retiree Medical Benefits.
     (a) Patriot Retiree Medical Program. Effective on or about the Distribution Date, Patriot shall, or shall cause one of its affiliates to, establish a retiree medical program (the “Patriot Retiree Medical Program”) that is substantially comparable to the retiree medical allowance arrangement maintained by PEC immediately prior to the Distribution Date (the “PEC Retiree Medical Allowance”) to benefit, on a prospective basis, Patriot Employees who participated in the PEC Retiree Medical Allowance prior to the Distribution Date and other eligible Patriot Employees and certain retirees. Patriot shall be responsible for all obligations and Liabilities under, or with respect to, the Patriot Retiree Medical Program. The retiree medical allowance under the Patriot Retiree Medical Program shall be based in part on service with the Patriot Group in accordance with paragraphs (i) and (ii) below, as applicable.
     (i) Patriot Employees with No Accrued Benefit under the PEC Retiree Medical Allowance. Patriot Employees who are eligible to participate in the Patriot Retiree Medical Program and are not eligible for a retiree medical allowance under the PEC Retiree Medical Allowance as of the Distribution Date or their later date of separation from service with the PEC Group will receive credit under the Patriot Retiree Medical Program for all of their service with the Patriot Group and the PEC Group.
     (ii) Patriot Employees with Accrued Benefit under the PEC Retiree Medical Allowance. Patriot Employees who are eligible for a retiree medical allowance under the PEC Retiree Medical Allowance and are actively employed and not on long-term disability leave as of the Distribution Date and Subsequent Patriot Employees who are eligible for a retiree medical allowance under the PEC Retiree Medical Allowance and are actively employed and not on long-term disability leave as of their date of separation from service with the PEC Group will retain their allowance accrued under the PEC Retiree Medical Allowance.

Such employees will be eligible to accrue an additional retiree medical allowance under the Patriot Retiree Medical Program based on their service with the Patriot Group and will not be required to satisfy the minimum years of service requirement under the Patriot Retiree Medical Program. The Patriot Retiree Medical Program shall not recognize the PEC Group service of any Patriot Employee or Subsequent Patriot Employee who earned a benefit under the PEC Retiree Medical Allowance in such a manner that such service recognition would result in duplication of the retiree medical allowance benefits earned under the PEC Retiree Medical Allowance.
     For the avoidance of doubt, the Patriot Group shall be responsible for the retiree medical benefits of former employees who were employed by an entity that operates the Patriot Business (as listed in Exhibit A to the Separation Agreement), other than retiree healthcare benefits of former employees of Peabody Coal Company, LLC under the Peabody Investments Corp. and Affiliates Welfare Benefit Plan that are covered by the Salaried Employee Liabilities Assumption Agreement between the Parties and certain of their affiliates.
     (b) PEC Retiree Medical Allowance. PEC shall retain all obligations and Liabilities under, or with respect to, the PEC Retiree Medical Allowance for Patriot Employees and Subsequent Patriot Employees covered by paragraph (ii) above. Any rights such Patriot Employees accrued under the PEC Retiree Medical Allowance before the Distribution Date and rights such Subsequent Patriot Employees accrued under the PEC Retiree Medical Allowance before their date of separation from service with the PEC Group shall remain with the PEC Retiree Medical Allowance and shall be governed by the terms and conditions of the PEC Retiree Medical Allowance arrangement.
     Section 4.4 COBRA and HIPAA. Effective as of the Distribution Date, Patriot (acting directly or through its affiliates) shall assume, or shall cause the Patriot Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to Patriot Employees who, immediately prior to the Distribution Date, were covered under a PEC Welfare Plan pursuant to COBRA. PEC (acting directly or through its affiliates) shall be responsible for administering compliance with any certificate of creditable coverage requirements of HIPAA or Medicare applicable to the PEC Welfare Plans with respect to Patriot Employees incurred while they were participants in the PEC Welfare Plans. The Parties hereto agree that neither the Distribution nor any transfers of employment directly from the PEC Group to the Patriot Group that occur as of the Distribution Date shall constitute a COBRA qualifying event for purposes of COBRA.
     Section 4.5 Liabilities.
     (a) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, (i) PEC (acting directly or through its affiliates) shall cause the PEC Welfare Plans, through the appropriate insurers, to fully perform, pay and discharge, within the timeframes applicable under the relevant plan, all claims that are incurred under the PEC Welfare Plans through and after the Distribution Date, and (ii) Patriot (acting directly or through its affiliates) shall cause the Patriot Welfare Plans, through the appropriate insurers, to fully perform, pay and discharge, within the timeframes applicable under the relevant plan, all claims that are incurred under the Patriot Welfare Plans from and after the Distribution Date.
     (b) Self-Insured Benefits. With respect to employee welfare and fringe benefits that are provided on a self-insured basis, (i) PEC (acting directly or through its affiliates) shall fully perform, pay and discharge, within the timeframes applicable under the relevant PEC Welfare Plans, all claims that are incurred under the PEC Welfare Plans through and after the Distribution Date, and (ii) Patriot (acting directly or through its affiliates) shall fully perform, pay and discharge, within the timeframes applicable under the relevant Patriot Welfare Plans, all claims that are incurred under the Patriot Welfare Plans from and after the Distribution Date.
     (c) Invoices. PEC shall administer the Patriot Welfare Plans from the Distribution Date through December 31, 2007 (including the claims run-out period following the end of the plan year) and shall submit a monthly written invoice to Patriot detailing the self-insured health and welfare benefit claims, insured benefit premiums and administrative fees incurred on Patriot’s behalf under the Patriot Welfare Plans during that period. Patriot shall be liable for such amounts and shall pay such invoices within thirty (30) business days after receipt. Patriot shall have the right, at its own expense and upon reasonable notice to PEC, to audit, or to cause an inspection body selected by Patriot and composed of members with appropriate professional qualifications to audit, such invoices in a commercially reasonable manner during normal PEC business hours, not more frequently than once each calendar quarter.
     (d) Incurred Claim Definition. For purposes of this Section 4.5, a claim or Liability is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; (ii) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability; and (iii) with respect to a period of continuous hospitalization, upon the date of admission to the hospital.
     Section 4.6 Vacation and Other Time-Off Benefits. Patriot (or its affiliate) shall credit each individual who becomes a Patriot Employee as of the Distribution Date and each Subsequent Patriot Employee with the amount of accrued but unused vacation time (including banked vacation time) and other time-off benefits as such Patriot Employee or Subsequent Patriot Employee had with the PEC Group as of the Distribution Date or, if later, his or her date of transfer from the PEC Group to the Patriot Group. The Patriot Employees and Subsequent Patriot Employees for whom Patriot (or its affiliate) provides vacation and other time-off credits as described above shall not have a right to a cash payment for their accrued but unused vacation time (including banked vacation time) or other time-off benefits upon their transfer from the PEC Group to the Patriot Group as a result of the Distribution.
     Notwithstanding the foregoing, Patriot (or its affiliate) shall not be required to credit any Patriot Employee or Subsequent Patriot Employee with any vacation or time-off accrual to the extent that a benefit attributable to such accrual is retained and provided by the PEC Group. The accrued but unused vacation time (including banked vacation time) and other time-off benefits of PEC Employees who become Patriot Employees after the Service Crediting Date shall be handled in accordance with the terms and procedures of the PEC vacation and time-off benefits plans and policies.
ARTICLE 5
LONG-TERM INCENTIVE AWARDS
     Section 5.1 Treatment of Outstanding PEC Options.
     (a) Adjustment of All PEC Options. Except as otherwise provided herein or otherwise agreed in writing by the Parties, each PEC Option that is outstanding immediately prior to the Distribution Date shall, as of the Distribution Date, be converted into an adjusted PEC Option (an “Adjusted PEC Option”) based on a formula determined by the PEC Compensation Committee in accordance with the pertinent terms of the applicable PEC Stock Plan and described in Exhibit A attached hereto. Such adjustment may involve an adjustment of the PEC Option exercise price, the number of underlying shares, and/or other adjustments permitted by the applicable PEC Stock Plan.
     (b) Adjusted PEC Options of Patriot Employees. Adjusted PEC Options held by Patriot Employees who are not Patriot Senior Management Employees that have not been exercised or forfeited shall remain in effect and continue to vest following the Distribution Date based on the optionee’s service with the Patriot Group. An Adjusted PEC Option shall remain subject to the terms and conditions (including the exercise provisions) of the underlying PEC Option as in effect immediately prior to the Distribution Date, subject to amendments to the PEC Stock Plan and/or the applicable award agreement.
     (c) PEC Options of Patriot Senior Management Employees.
     (i) Options Scheduled to Vest on or Before January 3, 2008. Adjusted PEC Options held by a Patriot Senior Management Employee that are scheduled to vest on or before January 3, 2008 and have not been forfeited by the Distribution Date shall continue to vest based on the optionee’s service with the Patriot Group through the earlier of his or her date of termination from Patriot or January 3, 2008. The Patriot Senior Management Employee shall have six (6) months after the earlier of January 3, 2008 or his or her date of termination from the Patriot Group to exercise the vested portion of his or her Adjusted PEC Options in accordance with the terms of the applicable plan and option agreement. An Adjusted PEC Option shall remain subject to the terms and conditions of the underlying PEC Option as in effect immediately prior to the Distribution Date, including any Detrimental Conduct Provisions and terms relating to post-termination exercise periods provided for in any option holder’s employment agreement, subject to amendments to the PEC Stock Plan and/or the applicable award agreement.
     (ii) Options Granted before 2006 and Scheduled to Vest After January 3, 2008. Adjusted PEC Options held by a Patriot Senior Management Employee that were granted before January 1, 2006, are scheduled to vest after January 3, 2008 and have not been forfeited by the Distribution Date shall vest in full immediately prior to the Distribution and shall be converted to a dollar value, determined by subtracting the exercise price from the closing price of the PEC Common Stock on the Distribution Date, and that value will be distributed to the Patriot Senior Management Employee as soon as practicable on or after the Distribution Date in the form of registered shares of PEC Common Stock based on the closing price of PEC Common Stock on the Distribution Date.
     (iii) Options Granted During 2006 or 2007. PEC Options held by a Patriot Senior Management Employee that were granted during 2006 or 2007 and have not been exercised or forfeited by the Distribution Date shall vest in full immediately prior to the Distribution and shall be converted into a number of registered shares of PEC Common Stock determined by dividing the targeted compensation value used at the time of the option grant to determine the number of shares subject to the options by the closing price of PEC Common Stock on the applicable grant date. This number of shares shall be adjusted to take the Distribution into account based on the formula described in Exhibit A attached hereto. The resulting number of shares of PEC Common Stock shall be distributed to the Patriot Senior Management Employee as soon as practicable on or after the Distribution Date.
     (d) Amendment of PEC Stock Plans. Prior to the Distribution Date, PEC shall amend the applicable PEC Stock Plans as necessary, effective as of the Distribution Date, to provide that for purposes of the Adjusted PEC Options (including the determination of exercisability and the post-termination exercise period), a Patriot Employee’s service with the Patriot Group following the Distribution Date shall be deemed to be continued service with PEC.
     (e) Exercise of Adjusted PEC Options. Upon the exercise of an Adjusted PEC Option, regardless of the holder thereof, the exercise price shall be paid (or otherwise satisfied to the satisfaction of PEC) in accordance with the terms of the Adjusted PEC Option. PEC shall administer the applicable PEC Stock Plan and award agreement in accordance with their terms and, to the extent that any tax withholding or reporting is required, PEC shall collect the withholding amount and remit it and the pertinent information to the entity with the withholding and reporting obligation.
     Section 5.2 Treatment of Outstanding PEC Restricted Stock.
     (a) Rights of All PEC Restricted Stock Awards. Each holder of PEC Restricted Shares that remain outstanding on the Record Date shall receive, as of the Distribution Date, the dividend paid in connection with the Distribution with respect to his or her PEC Restricted Shares in accordance with the terms of the applicable plan and award agreement and on the same basis as other PEC shareholders.
     (b) PEC Restricted Shares of Patriot Employees. PEC Restricted Shares held by Patriot Employees who are not Patriot Senior Management Employees that have not been forfeited by the Distribution Date shall remain in effect and continue to vest following the Distribution Date based on the holder’s service with the Patriot Group. The PEC Restricted Shares shall remain subject to the terms and conditions of the underlying

PEC Restricted Shares award as in effect immediately prior to the Distribution Date, subject to amendments to the PEC Stock Plan and/or the applicable award agreement.
     (c) PEC Restricted Shares of Patriot Senior Management Employees.
     (i) PEC Restricted Shares Scheduled to Vest on or Before January 3, 2008. PEC Restricted Shares held by Patriot Senior Management Employees that have not been forfeited by the Distribution Date shall remain in effect and continue to vest based on the holder’s service with the Patriot Group through the earlier of his or her date of termination from Patriot or January 3, 2008. The PEC Restricted Shares shall remain subject to the terms and conditions of the underlying PEC Restricted Shares award as in effect immediately prior to the Distribution Date, including any Detrimental Conduct Provisions provided for in any holder’s employment agreement, subject to amendments to the PEC Stock Plan and/or the applicable award agreement.
     (ii) Restricted Shares Scheduled to Vest After January 3, 2008. PEC Restricted Shares held by Patriot Senior Management Employees that are scheduled to vest later than January 3, 2008 and have not been forfeited by the Distribution Date shall become fully vested immediately prior to the Distribution and shall be distributed to the Patriot Senior Management Employees in the form of registered shares of PEC Common Stock as soon as practicable on or after the Distribution Date.
     (d) Amendment of PEC Stock Plans. Prior to the Distribution Date, PEC shall amend the applicable PEC Stock Plans as necessary, effective as of the Distribution Date, to provide that for purposes of continued vesting of PEC Restricted Shares, a Patriot Employee’s service with the Patriot Group following the Distribution Date shall be deemed to be continued service with PEC
     (e) Settlement of PEC Restricted Stock Awards. Upon the vesting of PEC Restricted Shares, PEC shall be responsible for the settlement of such PEC Restricted Shares. PEC shall administer the applicable PEC Stock Plan and award agreement in accordance with their terms and, to the extent that any tax withholding or reporting is required, PEC shall collect the withholding amount and remit it and the pertinent information to the entity with the withholding and reporting obligation.
     Section 5.3 Treatment of Outstanding PEC Performance Units Awards.
     (a) Adjustment of all PEC Performance Unit Awards. Each PEC Performance Unit that is outstanding immediately prior to the Distribution Date shall be converted, as of the Distribution Date, into an adjusted PEC Performance Unit (an “Adjusted PEC Performance Unit”) based on a formula determined by the PEC Compensation Committee in accordance with the pertinent terms of the applicable PEC Stock Plan and described in Exhibit A attached hereto. Such adjustment may involve an adjustment in the number of underlying shares and/or other adjustments permitted by the applicable PEC Stock Plan.

     (b) Adjusted PEC Performance Units of Patriot Senior Management Employees.
     (i) Adjusted PEC Performance Units Scheduled to Vest on or Before December 31, 2007. Adjusted PEC Performance Units held by Patriot Senior Management Employees that have not been forfeited by the Distribution Date shall remain in effect and continue to vest based on the holder’s service with the Patriot Group through the earlier of his or her date of termination from Patriot or December 31, 2007. The Adjusted PEC Performance Units shall remain subject to the terms and conditions of the underlying PEC Performance Units award as in effect immediately prior to the Distribution Date, including any Detrimental Conduct Provisions provided for in the holder’s employment agreement.
     (ii) Adjusted PEC Performance Units Scheduled to Vest After December 31, 2007. Adjusted PEC Performance Units held by a Patriot Senior Management Employee that are scheduled to vest after December 31, 2007 and have not been forfeited by December 31, 2007 shall become payable at their full value (without proration) based on PEC’s actual performance results as of December 31, 2007, provided that the Patriot Senior Management Employee remains employed with Patriot on December 31, 2007. PEC shall pay the value of such Adjusted PEC Performance Units in the form of PEC Common Stock in accordance with regular PEC Stock Plan administrative procedures as soon as practicable on or after December 31, 2007, but no later than March 15, 2008. If a Patriot Senior Management Employee terminates employment with Patriot before December 31, 2007, a pro rata portion of his or her Adjusted PEC Performance Units may be payable based on the terms and conditions of the underlying PEC Performance Units award. The Adjusted PEC Performance Units shall remain subject to the terms and conditions of the underlying PEC Performance Units award as in effect immediately prior to the Distribution Date, including any Detrimental Conduct Provisions provided for in the holder’s employment agreement.
     (c) Amendment of PEC Stock Plans. Prior to the Distribution Date, PEC shall amend the applicable PEC Stock Plans as necessary, effective as of the Distribution Date, to provide that for purposes of continued vesting of the Adjusted PEC Performance Units, a Patriot Employee’s service with the Patriot Group following the Distribution Date through December 31, 2007 shall be deemed to be continued service with PEC.
     (d) Settlement of Adjusted PEC Performance Unit Awards. Upon the vesting and payment of the Adjusted PEC Performance Units, PEC shall be responsible for the settlement of all Adjusted PEC Performance Unit awards. PEC shall administer the applicable PEC Stock Plan and award agreement in accordance with their terms and, to the extent that any tax withholding or reporting is required, PEC shall collect the withholding amount and remit it and the pertinent information to the entity with the withholding and reporting obligation.
     Section 5.4 PEC ESPP. A PEC Participant who (a) is contributing to the PEC ESPP for the offering period in effect on the Distribution Date and (b) terminates employment with

PEC and transfers directly to employment with Patriot in connection with the Distribution shall be permitted to purchase shares during that offering period with the cash credited to his or her PEC ESPP option account as of his or her employment termination date, provided that such PEC Participant’s employment termination date and transfer to Patriot occurs within three (3) months before the end of the PEC ESPP offering period. If the employment termination and Patriot transfer date is more than three (3) months before the end of the PEC ESPP offering period, the PEC Participant shall not be permitted to purchase shares during the offering period in effect on the Distribution Date and his or her contributions will be refunded in accordance with the terms of the PEC ESPP. The payroll deductions of PEC Participants covered by this provision shall continue through the last day on which such individuals are on the PEC payroll. PEC shall amend the PEC ESPP on or before the Distribution Date to facilitate the share purchase described in the first sentence of this section. The PEC ESPP otherwise shall operate in accordance with its current terms, including, among other provisions, the 18-month stock holding period requirement.
     Section 5.5 Cooperation. Each of the Parties shall establish an appropriate administration system to handle, in an orderly manner, exercises of Adjusted PEC Options and the settlement of PEC Restricted Shares and Adjusted PEC Performance Units. The Parties will work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws. In addition, the Patriot Group agrees to notify the PEC human resources department of the termination of employment of any Patriot Employee who previously was a PEC Employee and participated in a PEC Stock Plan as soon as administratively feasible after such individual’s separation from service with the Patriot Group.
     Section 5.6 SEC Registration. The Parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the long-term incentive awards described in this Article 5, to the extent any such registration statement is required by applicable Law. To the extent that a registration requirement applies to a PEC Stock Plan, PEC shall be responsible for SEC rule compliance. To the extent that a registration requirement applies to a Patriot Stock Plan on or after the Distribution Date, Patriot shall be responsible for SEC rule compliance.
     Section 5.7 Savings Clause. The Parties hereby acknowledge that the provisions of this Article 5 are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE 6
ADDITIONAL COMPENSATION MATTERS
     Section 6.1 Annual Incentive Awards.
     (a) PEC Employees who become Patriot Employees in connection with the Distribution shall receive their annual incentive awards for the full 2007 calendar year, calculated as described below.
     (i) Patriot Senior Management Employees. With respect to Patriot Senior Management Employees, sixty percent (60%) of the annual incentive shall be nondiscretionary and based on PEC’s performance in accordance with the terms of the PEC annual incentive plan (using PEC’s twelve-month results) and forty percent (40%) of the annual incentive will be discretionary and based on the Patriot Senior Management Employee’s efforts related to the Distribution in accordance with criteria established by the Patriot Board of Directors or the Compensation Committee thereof. The annual incentive awards will be calculated and paid, in accordance with paragraph (b) below and the existing guidelines used by PEC to calculate and pay such bonuses, as soon as practicable on or after December 31, 2007, but no later than March 15, 2008.
     (ii) Other Patriot Employees. With respect to Patriot Employees who are not Patriot Senior Management Employees, the annual incentive shall be determined based in part on the portion of the 2007 calendar year the Patriot Employee is employed with the PEC Group and in part on the portion of the 2007 calendar year the Patriot Employee is employed with the Patriot Group. The portion of the annual incentive attributable to employment with the PEC Group shall be based on PEC’s performance (using PEC’s twelve-month results) and the terms of the PEC annual incentive plan and shall be prorated to correspond with the period of 2007 employment with the PEC Group. The portion of the annual incentive attributable to employment with the Patriot Group shall be based on criteria established by the Patriot Board of Directors or the Compensation Committee thereof and shall be prorated to correspond with the period of 2007 employment with the Patriot Group. The annual incentive awards will be calculated and paid, in accordance with paragraph (b) below and the existing guidelines used by PEC to calculate and pay such bonuses, as soon as practicable on or after December 31, 2007, but no later than March 15, 2008.
     (b) Annual Incentive Liability. Except as otherwise provided in this Section 6.1, PEC shall retain responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, relating to any 2007 annual incentive awards under any PEC annual incentive plan. To the extent that any such obligations relate to PEC Employees who become Patriot Employees in connection with the Distribution and for whom the 2007 annual incentive award liability resides with an entity that does not operate the Patriot Business (as defined in the Separation Agreement), (i) the PEC Group shall pay to the applicable Patriot Employees the portion of their 2007 annual incentive, if any, that corresponds with their period of employment with the PEC Group during the 2007 calendar year, and (ii) Patriot shall pay the portion of their 2007 annual incentive, if any, that corresponds with their period of employment with the Patriot Group during the 2007 calendar year.
     The Patriot Group shall be responsible for and pay the 2007 annual incentive awards of PEC Employees who become Patriot Employees in connection with the Distribution and for whom the 2007 annual incentive award liability resides with an entity that operates the Patriot Business (as listed in Exhibit A to the Separation Agreement).
     (c) Establishment of Patriot Annual Incentive Plan. Effective on or before January 1, 2008, Patriot (or its affiliate) shall adopt an annual incentive plan that permits the issuance of annual incentive awards on terms and conditions substantially comparable to those under the PEC annual incentive plan, provided that the payment amounts and individual performance criteria shall be established in the discretion of the Patriot Board of Directors or the Compensation Committee thereof.
     Section 6.2 PEC Individual Arrangements. PEC acknowledges and agrees that, except as otherwise provided herein, PEC (or its affiliate) shall have full responsibility with respect to any Liabilities and the payment or performance of any obligations arising out of or relating to any employment, consulting, non-competition, retention or other compensatory arrangement previously provided by any member of the PEC Group to any PEC Participant, including life insurance policies not held in any trust and covering any PEC Participant.
     Section 6.3 Severance Benefits. PEC and Patriot acknowledge and agree that the transactions contemplated by the Separation Agreement will not constitute a termination of employment for purposes of any policy, plan, program or agreement of PEC or any member of the PEC Group that provides for the payment of severance, separation pay, salary continuation or similar benefits in the event of a termination of employment.
     Section 6.4 Benefit Administration. In addition to the benefit plans and other programs PEC (or its affiliate) is to administer on Patriot’s behalf in accordance with this Agreement, PEC (or its affiliate) shall administer such other programs as agreed upon and identified in writing by the Parties for the benefit of Patriot Employees from the Distribution Date through December 31, 2007.
     Section 6.5 Tax Matters.
     (a) Tax Deductions in General. The Parties agree to take the actions that are necessary or desirable to enable the Party responsible for any payment under this Agreement to receive, to the extent possible, the benefit of any tax deduction related to such payment. If the Patriot Group receives a tax benefit as a result of any payment or benefit funded by the PEC Group under this Agreement, the Patriot Group shall reimburse the PEC Group for that tax benefit at the time and to the extent that such tax benefit is realized.
     (b) Equity-Based Compensation Deductions. The Parties agree that, to the extent permitted by law, tax deductions for equity-based compensation described in Sections 5.1Section 5.1, 5.2, and 5.3 shall be allocated to and claimed by the entity or entities that employed the individual receiving the compensation during the relevant vesting period based on the number of months of such individual’s employment with such entity or entities. Tax withholding and reporting obligations will be the responsibility of the entity claiming the deduction. To the extent deductions cannot be claimed in this manner or are disallowed or adjusted on audit, the entity that receives the tax benefit shall reimburse the entity that would have received such tax benefit pursuant to the preceding sentence as and when realized. To the extent such reimbursement is treated as taxable income, the reimbursing party shall gross-up the reimbursement amount for taxes.
     (c) Code Sections 162(m) and 409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), the Parties agree to take the actions that are necessary or desirable to ensure that (a) a federal income tax deduction for the payment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is not limited by reason of Code Section 162(m), and (b) the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a tax under Code Section 409A.
ARTICLE 7
INDEMNIFICATION
Any claim for indemnification under this Agreement shall be governed by, and be subject to, the provisions of Article VI of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement, and any references to “Agreement” in such Article VI as incorporated herein shall be deemed to be references to this Agreement.
ARTICLE 8
GENERAL AND ADMINISTRATIVE
     Section 8.1 Sharing of Information. PEC and Patriot (acting directly or through their respective affiliates) shall provide to the other and their respective agents and vendors all Information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Benefit Plans and to determine the scope of, as well as fulfill, its obligations under this Agreement. Such information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such information available outside of its normal business hours and premises. Any information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in Section 13.04 of the Separation Agreement. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any Information pursuant to this Agreement to comply with the requirements of HIPAA.
     Section 8.2 Reasonable Efforts/Cooperation. Each of the Parties hereto will use its commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the DOL or any other filing, consent or approval with respect to or by a Governmental Entity.
     Section 8.3 Employer Rights. Nothing in this Agreement shall prohibit Patriot or any Patriot affiliate from amending, modifying or terminating any Patriot Benefit Plan at any time within its sole discretion after the Distribution Date. In addition, other than as provided in Article 3, Article 4, Article 5, or Article 6, nothing in this Agreement shall prohibit PEC or any PEC affiliate from amending, modifying or terminating any PEC Benefit Plan at any time within its sole discretion.
     Section 8.4 Effect on Employment. Except as expressly provided in this Agreement, the occurrence of the distribution alone shall not cause any employee to be deemed to have incurred a termination of employment that entitles such individual to the commencement of benefits under any of the PEC Benefit Plans. Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of PEC, Patriot or any of their respective affiliates any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.
     Section 8.5 Consent of Third Parties. If any provision of this Agreement depends on the consent of any third party and such consent is withheld, the Parties shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties shall negotiate in good faith to implement the provision in a mutually satisfactory manner.
     Section 8.6 Access to Employees. Following the Distribution Date, PEC and Patriot shall, or shall cause their respective affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between PEC and Patriot) to which any employee, director or Benefit Plan of the PEC Group or the Patriot Group is a party and which relates to their respective Benefit Plans prior to the Distribution Date. The Party to whom an employee is made available in accordance with this Section 8.6 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.
     Section 8.7 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to Patriot Employees under PEC Benefit Plans shall be transferred to and be in full force and effect under the corresponding Patriot Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply to, the relevant Patriot Employee.

     Section 8.8 Not a Change in Control. The Parties hereto acknowledge and agree that the transactions contemplated by the Separation Agreement and this Agreement do not constitute a “change in control” for purposes of any PEC Benefit Plan, PEC Stock Plan or Patriot Benefit Plan.
ARTICLE 9
MISCELLANEOUS
     Section 9.1 Effect if Distribution Does not Occur. Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is not executed or if it terminates prior to the Effective Time, then all actions and events that are, under this Agreement, to be taken or occur effective prior to, as of or following the Distribution Date, or otherwise in connection with the distribution, shall not be taken or occur except to the extent specifically agreed to in writing by PEC and Patriot and neither Party shall have any Liability or further obligation to the other Party under this Agreement.
     Section 9.2 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership or joint venture between the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between the Parties other than the relationship set forth herein.
     Section 9.3 Affiliates. Each of PEC and Patriot shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by each of their affiliates, respectively.
     Section 9.4 Notices. All notices and communications under this Agreement shall be in writing and shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, or (b) three (3) business days after mailing if such notice or communication is sent by United States registered or certified mail, return receipt requested, first class postage prepaid. All notices and communications, to be effective, must be properly addressed to the party to whom they are directed at its address as follows:
To PEC:
Peabody Energy Corporation
701 Market Street
St. Louis, MO 63101
Attn: Alexander Schoch, Executive Vice President – Law
Facsimile: 314.342.3419
To Patriot:
Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, MO 63141
Attn: Joseph W. Bean, Senior Vice President, General Counsel and Secretary
Facsimile: 314.342.3419

Either Party may, by written notice delivered to the other Party in accordance with this Section 9.4, change the address to which delivery of any notice shall thereafter be made.
     Section 9.5 Entire Agreement. This Agreement, the Separation Agreement, and each other Ancillary Agreement, including any annexes, schedules and exhibits hereto and thereto, as well as any other agreements and documents referred to herein and therein, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any exhibit or schedule hereto, the exhibit or schedule shall prevail.
     Section 9.6 Waivers. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.
     Section 9.7 Amendments. Subject to the terms of Section 9.8 of this Agreement, this Agreement may not be modified or amended except by an instrument in writing signed by both of the Parties.
     Section 9.8 Termination. If permitted by the Separation Agreement, this Agreement (including Article 7 hereof (Indemnification)) may be terminated and abandoned at any time prior to the Distribution Date by and in the sole discretion of PEC without the approval of Patriot or the shareholders of PEC, and it shall be deemed terminated if and when the Separation Agreement is terminated. In the event of such termination, neither Party shall have any liability of any kind to the other Party or any other Person, except as may be provided in transition letters issued by PEC to Patriot Senior Management Employees. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by both Parties; provided, however, that Article 7 shall not be terminated after the Distribution Date in respect of any PEC Indemnitee or Patriot Indemnitee without the consent of such Person.
     Section 9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without regard to the conflicts of law rules of such state).
     Section 9.10 Dispute Resolution. The dispute resolution provisions in Section 15.15 of the Separation Agreement shall apply to this Agreement.
     Section 9.11 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
     Section 9.12 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original instrument and all of which together shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties.

     Section 9.13 Assignment. Neither of the Parties hereto may assign its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party or as otherwise provided in the Separation Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to confer any benefits, rights or remedies upon any Person other than members of the PEC Group and the Patriot Group.
     Section 9.14 Severability. In the event that any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     Section 9.15 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
     Section 9.16 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (a) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Section 9.10 of this Agreement, (b) provisional or temporary injunctive relief in accordance therewith in any court of the United States, and (c) enforcement of any such award of an arbitral tribunal or any court of the United States, or any other any other tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.
     Section 9.17 Waiver of Jury Trial. SUBJECT TO SECTION 9.10 AND SECTION 9.16 OF THIS AGREEMENT, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.17.
     Section 9.18 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.
     Section 9.19 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.
     Section 9.20 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PEABODY ENERGY CORPORATION

By:

Name:

Title:	President and Chief Executive Officer

PATRIOT COAL CORPORATION

By:

Name:

Title:	President and Chief Executive Officer